UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2011

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

201 Spear Street, 3rd Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2011, a separation agreement dated September 2, 2011 between Medivation, Inc. and Rohan Palekar became effective upon Mr. Palekar’s execution of the agreement. Mr. Palekar, Medivation’s former Chief Commercial Officer, left Medivation to pursue other opportunities on September 2, 2011 as a result of the Company’s hiring of Cheryl Cohen as its new Chief Commercial Officer.

In the separation agreement, in accordance with the terms of a severance agreement entered into by Medivation and Mr. Palekar upon his hiring as Chief Commercial Officer in 2008, Medivation will pay Mr. Palekar lump sum severance in the amount of $627,900, together with amounts necessary to continue his current health insurance coverage for up to 18 months, less standard withholdings and deductions. In the separation agreement, Medivation also agreed that the period during which Mr. Palekar may exercise his vested stock options will end on the earlier of June 30, 2012 or 30 days after Medivation’s first public disclosure of top-line efficacy results from its ongoing AFFIRM clinical trial. As a condition of receiving these benefits, Mr. Palekar provided Medivation a general release of claims. This description is qualified in its entirety by reference to the copy of the separation agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, entered into on September 21, 2011 by and between Medivation, Inc. and Rohan Palekar.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: September 27, 2011	By:	/s/ C. Patrick Machado
C. Patrick Machado
Chief Business Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, entered into on September 21, 2011 by and between Medivation, Inc. and Rohan Palekar.